Exhibit 10.3

Name of Employee:  ________________________                        No. of Shares:  __________

HUDSON UNITED BANCORP
RESTRICTED STOCK AWARD AGREEMENT

                 In accordance with the terms of the Hudson United Bancorp Restricted Stock Plan, Hudson United Bancorp, a New Jersey corporation (the “Company”) this ____ day of _______, _______ (the “Award Date”) hereby grants to _____________ (the “Executive”), an employee of the Company or subsidiary of the Company, pursuant to the Company’s Restricted Stock Plan, as adopted by the shareholders on March 28, 1989 and as amended by the shareholders on April 21, 2004 (the “Plan”), shares of the Common Stock, no par value, of the Company subject to the restrictions set forth herein (“Restricted Stock”) in the amount and on the terms and conditions hereinafter set forth.

1.     Incorporation by Reference of Program and Plan.   The provisions of the Plan, a copy of which is being furnished herewith to the Employee, is incorporated by reference herein and shall govern as to all matters not expressly provided for in this Agreement. Terms not defined herein have the meanings set forth the Plan. In the event of any conflict between the terms of this Agreement and the Plan, the Plan shall govern.

2.     Award of Restricted Stock: Escrow.   The Company hereby awards the Employee 9,500 shares of Restricted Stock, which shall have a Restricted Period as set forth in Section 3(a) herein. The shares of Restricted Stock awarded hereunder (the “Shares”) shall be placed in escrow with the Escrow Agent selected by the Committee (as such term is defined in the Plan) until all restrictions (the “Restrictions”) specifically set forth in this Agreement and in Section 5 of the Plan with respect to the Shares shall expire or be cancelled, at which time the Shares shall be released from escrow and the Company shall issue to the Employee a stock certificate with respect to such Shares, free of all Restrictions. Restricted Stock shall have all dividend and voting rights as set forth in Section 5.2 of the Plan. Cash dividends paid on the Restricted Stock while it is held in escrow shall be promptly delivered to the Employee. Dividends paid in stock or property and shares issued in connection with a stock split shall be added to the escrow account and held until the expiration of the Restricted Period for the Shares upon which such dividend or stock split was paid. If the Employee forfeits any shares awarded hereunder, such Shares (along with any related dividends paid in stock or property and shares issued in connection with a stock split) shall automatically revert to the Company (without any payment by the Company to the Employee) and shall no longer be held in escrow for the Employee.

3.     Restrictions.

                (a)         Vesting.   The Shares (and related dividends paid in stock or property or shares resulting from a stock split) shall not be delivered to the Employee and may not be sold, assigned, transferred, pledged or otherwise encumbered by the Employee until such Shares have vested in the Employee in accordance with the following schedule.

Percentage of Shares Which Shall Vest	Date On Which Such Shares Shall Vest

Notwithstanding the foregoing vesting schedule, if, there occurs a Change in Control as defined in the Plan, all shares shall immediately vest.

(b)     Forfeiture.   Shares not yet vested (and related dividends paid in stock or property or Shares resulting from a stock split) shall be forfeited to the Company automatically and immediately upon resignation from the Company or its subsidiaries and upon termination of employment for any reason including by reason of Death, Retirement or Disability (as such terms are defined in the Plan).

4.     Registration.   If the Shares are issued in a transaction exempt from registration under the Securities Act of 1933, as amended, then, if deemed necessary by the Company’s counsel, as a condition to the Company issuing certificates representing the Shares, the Employee shall represent in writing to the Company that he is acquiring the Shares for investment purposes only and not with a view to distribution, and the certificates representing the Shares shall bear the following legend:

“These shares have not been registered under the Securities Act of 1933. No transfer of the shares may be effected without an opinion of counsel to the Company stating that the transfer is exempt from registration under the Act and any applicable state securities laws or that the transfer of the shares is covered by an effective registration statement with respect to the shares.”

5.     Incorporation of the Plan.   The Employee hereby acknowledges receipt of a copy of the Plan and represents and warrants that he or she has read and is familiar with the terms and conditions of the Plan. Execution of this Agreement by the Employee shall constitute the Employee’s acceptance of and agreement to all of the terms and conditions of the Plan and this Agreement.

6.     Notices.   All notices and other communications required or permitted under the Plan and this Agreement shall be in writing and shall be given either by (i) personal delivery or regular mail, in each case against receipt, or (ii) first class registered or certified mail, return receipt requested. Any such communication shall be deemed to have been given (i) on the date of receipt of the cases referred to in clause (i) of the preceding sentence and (ii) on the second day after the date of mailing in the cases referred to in clause (ii) of the preceding sentence. All such communications to the Company shall be addressed to it, to the attention of its Secretary or Treasurer, at its then principal office and to the Employee at his last address appearing on the records of the Company or, in each case, to such other person or address as may be designated by like notice hereunder.

7.     Taxes.   The Employee generally will be subject to tax at ordinary income rates on the fair market value of the Shares and dividends at the time they vest. However, if the Employee elects, under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), within 30 days of the Award Date, he or she will be subject to tax at ordinary income rates on the fair market value of the Shares on the Award Date (determined without regard to the Restrictions). The foregoing statement of tax consequences is intended only as a generalized statement of current federal tax law (as in existence on the date of this Agreement) and the Employee should consult with his or her tax consultant to determine the specific tax consequences of this award from time to time. The Employee hereby agrees to pay to the Company prior to the delivery of any Shares hereunder the amount of any federal, state or local income taxes which the Company is required by law to withhold in connection herewith. The Employee shall notify the Company within 10 days of making an election under Section 83(b), or any successor section, of the Code and agrees to pay the Company such tax withholding amounts within 10 days thereafter.

8.     Miscellaneous.   This Agreement and the Plan contain a complete statement of all the arrangements between the parties with respect to the subject matter hereof, and this Agreement cannot be changed except by a writing executed by both parties. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to agreements made and to be performed exclusively in New Jersey.

                 IN WITNESS THEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

HUDSON UNITED BANCORP By: —————————————— Kenneth T. Neilson, Chairman, President and C.E.O.	EXECUTIVE: ——————————————

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